Exhibit 99.1

February 18, 2020

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Double-Digit Growth in Revenues Drives Aggregates Unit Profitability in 2019

Double-Digit Growth in Earnings Expected in 2020

Birmingham, Alabama – February 18, 2020 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended December 31, 2019.

Higher segment earnings in Aggregates and Asphalt helped drive 15 percent year-over-year growth in the Company’s fourth quarter earnings from continuing operations. Solid shipment growth, up 4 percent, and compounding price improvements, up 5.5 percent, led to improved earnings in aggregates. Asphalt earnings benefited from double-digit revenue growth and improving unit margins.

Full year revenues were $4.9 billion, up 12 percent as compared to the prior year, and net earnings were $618 million, an increase of 20 percent. Adjusted EBITDA increased 12 percent to $1.27 billion. At year end, total debt was $2.8 billion, or 2.2 times trailing-twelve month Adjusted EBITDA.

Tom Hill, Chairman and Chief Executive Officer, said, “2019 marks another year of strong earnings growth and cash generation. We are particularly proud of our people who worked hard to achieve these results while ensuring another year of world-class safety performance. Widespread improvements in pricing helped drive 8 percent growth in our industry-leading unit profitability and double-digit growth in Adjusted EBITDA, a strong result despite some higher than expected costs in the fourth quarter. Industry leadership in safety and pace-setting unit margins are both evidence of our strong and healthy business. Going forward, our compounding unit margins and our disciplined capital allocation position us to increase our cash flows and improve our return on invested capital again in 2020.

“Looking ahead, demand in our markets will continue to benefit from higher levels of highway funding and continued growth in residential and nonresidential markets. This visibility into demand growth has already set the stage for solid price improvement in 2020. Price improvement coupled with our four strategic initiatives (Commercial and Operational Excellence, Logistics Innovation and Strategic Sourcing) should continue to increase unit profitability. For the full year, we expect earnings from continuing operations between $5.20 and $5.80 per diluted share with Adjusted EBITDA between $1.385 and $1.485 billion.”

February 18, 2020

FOR IMMEDIATE RELEASE

Highlights as of December 31, 2019 include:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2019	2018	2019	2018
Total revenues	$1,186.2	$1,088.0	$4,929.1	$4,382.9
Gross profit	$293.1	$275.3	$1,255.9	$1,100.9
Aggregates segment
Segment sales	$960.2	$874.0	$3,990.3	$3,513.6
Freight-adjusted revenue	$720.6	$657.6	$3,014.2	$2,667.3
Gross profit	$274.5	$256.4	$1,146.6	$991.9
Shipments (tons)	51.6	49.7	215.5	201.4
Freight-adjusted sales price per ton	$13.96	$13.23	$13.99	$13.25
Gross profit per ton	$5.32	$5.16	$5.32	$4.93
Asphalt, Concrete & Calcium segment gross profit	$18.6	$18.9	$109.3	$109.1
Selling, Administrative and General (SAG)	$95.8	$84.4	$370.5	$333.4
SAG as % of Total revenues	8.1%	7.8%	7.5%	7.6%
Earnings from continuing operations before income taxes	$166.0	$153.9	$757.7	$623.3
Net earnings	$141.1	$124.0	$617.7	$515.8
Adjusted EBIT	$202.8	$195.8	$895.4	$785.5
Adjusted EBITDA	$298.5	$285.6	$1,270.0	$1,131.7
Earnings from continuing operations per diluted share	$1.07	$0.93	$4.67	$3.87
Adjusted earnings from continuing operations per diluted share	$1.08	$0.99	$4.70	$4.05

Segment Results

Aggregates

Fourth quarter segment sales increased 10 percent, and gross profit increased 7 percent to $275 million, or $5.32 per ton. These improvements resulted from growth in shipments and improved pricing.

Fourth quarter aggregates shipments increased 4 percent as compared to the prior year quarter. Markets in the Southeast and Southwest reported strong shipment growth, including double-digit growth in Florida and along the Gulf Coast. All of the Company’s key markets reported year-over-year price growth. For the quarter, freight-adjusted average sales price increased 5.5 percent (4.8 percent on mix-adjusted basis) versus the prior year’s quarter. The 70 basis points benefit from mix was due in part to above average growth in the Company’s remote-served markets. Positive trends in booking pace, along with demand visibility and customer confidence, support our expectations for continued price improvement.

Fourth quarter profitability was negatively impacted by higher repairs and maintenance costs, geographic volume mix including higher sales volumes in rail-served remote markets, as well as lower tipping fees for clean fill.

February 18, 2020

FOR IMMEDIATE RELEASE

For the full year, segment sales increased 14 percent, driven by 7 percent (6 percent same-store) volume growth and 5.6 percent price growth (5.2 percent on mix-adjusted basis). Gross profit increased 16 percent, and unit profitability grew by 8 percent to $5.32 per ton. The Company remains focused on compounding its industry-leading unit margins. Cash gross profit for the year was $6.74 per ton.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $11 million for the fourth quarter, an increase of $4 million from the prior year. Asphalt mix shipments increased 10 percent and selling prices increased 3 percent in the fourth quarter. California, the Company’s largest asphalt market, reported volume growth in the fourth quarter after a soft first half of the year due in part to weather. The average unit cost for liquid asphalt was 12 percent lower than the prior year quarter. Gross profit per ton in the quarter improved by 52 percent to $3.64.

Concrete segment gross profit was $7 million, $5 million lower than the prior year. Shipments increased 1 percent, and average selling prices increased 2 percent when compared to the prior year’s fourth quarter. Project delays, along with higher repair and maintenance costs, contributed to the year-over-year decline in gross profit.

Calcium segment gross profit was $0.8 million, up from the prior year quarter.

For the full year, Asphalt segment gross profit increased 12 percent to $63 million. Gross profit improved year-over-year in each of the last 3 quarters, despite a 6 percent increase in the unit cost of liquid asphalt for the year. Concrete gross profit was $43 million for the full year, down from $50 million in 2018. Backlogs remain good. The majority of the year-over-year change occurred in the fourth quarter as a result of project delays.

Capital Allocation and Financial Position

In 2019, the Company realized strong cash generation, and return on invested capital improved 130 basis points to 13.9 percent on an Adjusted EBITDA basis.

Full year core operating and maintenance capital investment totaled $239 million, and internal growth projects investment was $165 million. The Company’s full-year expectations for 2020 include $275 million for core operating and maintenance capital and $200 million for internal growth projects that are largely underway. During the year, the Company returned $167 million to shareholders through dividends and share repurchases.

At year-end, total debt was $2.8 billion, or 2.2 times trailing-twelve month Adjusted EBITDA, down from 2.6 times at the end of the prior year. The Company’s weighted-average debt maturity was 14 years, and the weighted-average interest rate was 4.4 percent.

February 18, 2020

FOR IMMEDIATE RELEASE

Selling, Administrative and General (SAG)

SAG expense was $96 million in the quarter compared to $84 million in the prior year. The year-over-year increase was due mainly to compensation-related expense as well as higher professional fees. For the full year, SAG expense was $371 million, or 7.5 percent of total revenues, 10 basis points lower than the prior year. The Company remains focused on further leveraging its overhead structure.

Outlook

Regarding the Company’s outlook, Mr. Hill stated, “In 2020, we expect another year of strong earnings growth. Vulcan-served markets should continue to benefit from public construction demand, led by higher levels of highway funding in our key states. We anticipate residential construction in our markets to continue strengthening after experiencing some softness in certain markets during the second half of 2019. Private nonresidential construction activity should also improve as leading indicators point to positive growth in 2020. Demand fundamentals, including population and employment growth, continue to support longer-term growth in residential and nonresidential construction. We are seeing a positive pricing environment driven by shipment momentum in private demand and visibility of public demand. Our focus remains the same – compounding our unit margins through all parts of the cycle and improving our returns on capital.”

Management expectations for 2020 include:

•	Aggregates shipments growth of 2 to 4 percent
•	Aggregates freight-adjusted price increase of 4 to 6 percent
•	10 to 15 percent growth in Asphalt, Concrete and Calcium gross profit, collectively
•	SAG expenses of approximately $365 million
•	Interest expense of approximately $125 million
•	Depreciation, depletion, accretion and amortization expense of approximately $385 million
•	An effective tax rate of approximately 20 percent
•	Earnings from continuing operations of $5.20 to $5.80 per diluted share
•	Adjusted EBITDA of $1.385 to $1.485 billion

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 18, 2020. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 800-347-6311, or 323-794-2094 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 6815558. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

February 18, 2020

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and the availability of water; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

			(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings		December 31		December 31
(Condensed and unaudited)	2019	2018	2019	2018
Total revenues	$1,186,152	$1,088,047	$4,929,103	$4,382,869
Cost of revenues	893,071	812,763	3,673,202	3,281,924
Gross profit	293,081	275,284	1,255,901	1,100,945
Selling, administrative and general expenses	95,801	84,382	370,548	333,371
Gain on sale of property, plant & equipment and businesses	12,770	6,570	23,752	14,944
Other operating expense, net	(16,474)	(10,983)	(31,647)	(34,805)
Operating earnings	193,576	186,489	877,458	747,713
Other nonoperating income, net	3,289	292	9,243	13,000
Interest expense, net	30,835	32,857	129,000	137,423
Earnings from continuing operations before income taxes	166,030	153,924	757,701	623,290
Income tax expense	23,434	29,645	135,198	105,449
Earnings from continuing operations	142,596	124,279	622,503	517,841
Loss on discontinued operations, net of tax	(1,504)	(256)	(4,841)	(2,036)
Net earnings	$141,092	$124,023	$617,662	$515,805

Basic earnings (loss) per share
Continuing operations	$1.08	$0.94	$4.71	$3.91
Discontinued operations	$(0.01)	$0.00	$(0.04)	$(0.01)
Net earnings	$1.07	$0.94	$4.67	$3.90

Diluted earnings (loss) per share
Continuing operations	$1.07	$0.93	$4.67	$3.87
Discontinued operations	$(0.01)	$0.00	$(0.04)	$(0.02)
Net earnings	$1.06	$0.93	$4.63	$3.85

Weighted-average common shares outstanding
Basic	132,467	132,060	132,300	132,393
Assuming dilution	133,467	133,369	133,385	133,926
Depreciation, depletion, accretion and amortization	$95,671	$89,783	$374,596	$346,246
Effective tax rate from continuing operations	14.1%	19.3%	17.8%	16.9%

Table B

Vulcan Materials Company

and Subsidiary Companies

		(in thousands)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2019	2018
Assets
Cash and cash equivalents	$271,589	$40,037
Restricted cash	2,917	4,367
Accounts and notes receivable
Accounts and notes receivable, gross	573,241	542,868
Allowance for doubtful accounts	(3,125)	(2,090)
Accounts and notes receivable, net	570,116	540,778
Inventories
Finished products	391,666	372,604
Raw materials	31,318	27,942
Products in process	5,604	3,064
Operating supplies and other	29,720	25,720
Inventories	458,308	429,330
Other current assets	76,396	64,633
Total current assets	1,379,326	1,079,145
Investments and long-term receivables	60,709	44,615
Property, plant & equipment
Property, plant & equipment, cost	8,749,217	8,457,619
Allowances for depreciation, depletion & amortization	(4,433,179)	(4,220,312)
Property, plant & equipment, net	4,316,038	4,237,307
Operating lease right-of-use assets, net	408,189	0
Goodwill	3,167,061	3,165,396
Other intangible assets, net	1,091,475	1,095,378
Other noncurrent assets	225,995	210,289
Total assets	$10,648,793	$9,832,130
Liabilities
Current maturities of long-term debt	25	23
Short-term debt	0	133,000
Trade payables and accruals	265,159	216,473
Other current liabilities	270,379	253,054
Total current liabilities	535,563	602,550
Long-term debt	2,784,315	2,779,357
Deferred income taxes, net	633,039	567,283
Deferred revenue	179,880	186,397
Operating lease liabilities	388,042	0
Other noncurrent liabilities	506,097	493,640
Total liabilities	$5,026,936	$4,629,227
Equity
Common stock, $1 par value	132,371	131,762
Capital in excess of par value	2,791,353	2,798,486
Retained earnings	2,895,871	2,444,870
Accumulated other comprehensive loss	(197,738)	(172,215)
Total equity	$5,621,857	$5,202,903
Total liabilities and equity	$10,648,793	$9,832,130

		Table C
Vulcan Materials Company
and Subsidiary Companies
	(in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2019	2018
Operating Activities
Net earnings	$617,662	$515,805
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	374,596	346,246
Noncash operating lease expense	35,344	0
Net gain on sale of property, plant & equipment and businesses	(23,752)	(14,944)
Contributions to pension plans	(8,882)	(109,631)
Share-based compensation expense	31,843	25,215
Deferred tax expense (benefit)	76,011	64,639
Cost of debt purchase	0	6,922
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(147,218)	(6,974)
Other, net	28,518	5,499
Net cash provided by operating activities	$984,122	$832,777

Investing Activities
Purchases of property, plant & equipment	(384,094)	(469,088)
Proceeds from sale of property, plant & equipment	22,661	22,210
Proceeds from sale of businesses	1,744	11,256
Payment for businesses acquired, net of acquired cash	(44,151)	(221,419)
Other, net	(11,997)	(12,850)
Net cash used for investing activities	$(415,837)	$(669,891)

Financing Activities
Proceeds from short-term debt	366,900	739,900
Payment of short-term debt	(499,900)	(606,900)
Payment of current maturities and long-term debt	(23)	(892,055)
Proceeds from issuance of long-term debt	0	850,000
Debt issuance and exchange costs	0	(45,513)
Settlements of interest rate derivatives	0	3,378
Purchases of common stock	(2,602)	(133,983)
Dividends paid	(163,973)	(148,109)
Share-based compensation, shares withheld for taxes	(38,585)	(31,846)
Net cash used for financing activities	$(338,183)	$(265,128)
Net increase (decrease) in cash and cash equivalents and restricted cash	230,102	(102,242)
Cash and cash equivalents and restricted cash at beginning of year	44,404	146,646
Cash and cash equivalents and restricted cash at end of year	$274,506	$44,404

				Table D
Segment Financial Data and Unit Shipments
	(in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018
Total Revenues
Aggregates [1]	$960,164	$873,996	$3,990,275	$3,513,649
Asphalt [2]	206,331	185,819	855,821	733,182
Concrete	95,258	92,595	395,627	401,999
Calcium	2,118	1,974	8,191	8,110
Segment sales	$1,263,871	$1,154,384	$5,249,914	$4,656,940
Aggregates intersegment sales	(77,719)	(66,337)	(320,811)	(274,071)
Total revenues	$1,186,152	$1,088,047	$4,929,103	$4,382,869
Gross Profit
Aggregates	$274,516	$256,374	$1,146,649	$991,858
Asphalt	11,073	6,627	63,023	56,480
Concrete	6,664	11,795	43,151	49,893
Calcium	828	488	3,078	2,714
Total	$293,081	$275,284	$1,255,901	$1,100,945
Depreciation, Depletion, Accretion and Amortization
Aggregates	$77,787	$73,221	$305,046	$281,641
Asphalt	8,856	8,562	35,199	31,290
Concrete	3,958	3,035	13,620	12,539
Calcium	55	65	232	272
Other	5,015	4,900	20,499	20,504
Total	$95,671	$89,783	$374,596	$346,246
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$720,584	$657,580	$3,014,157	$2,667,291
Aggregates - tons	51,620	49,716	215,465	201,375
Freight-adjusted sales price [4]	$13.96	$13.23	$13.99	$13.25
Other Products
Asphalt Mix - tons	3,041	2,769	12,665	11,318
Asphalt Mix - sales price	$57.87	$56.03	$57.79	$55.13

Ready-mixed concrete - cubic yards	744	737	3,104	3,223
Ready-mixed concrete - sales price	$126.97	$124.34	$126.38	$123.35

Calcium - tons	78	69	294	285
Calcium - sales price	$27.30	$28.48	$27.85	$28.44

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in thousands, except per ton data)
	Three Months Ended		Twelve Months Ended
		December 31		December 31
	2019	2018	2019	2018
Aggregates segment
Segment sales	$960,164	$873,996	$3,990,275	$3,513,649
Less: Freight & delivery revenues [1]	225,139	203,518	921,064	796,929
Other revenues	14,441	12,898	55,054	49,429
Freight-adjusted revenues	$720,584	$657,580	$3,014,157	$2,667,291
Unit shipment - tons	51,620	49,716	215,465	201,375
Freight-adjusted sales price	$13.96	$13.23	$13.99	$13.25

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Twelve Months Ended
		December 31		December 31
	2019	2018	2019	2018
Aggregates segment
Gross profit	$274,516	$256,374	$1,146,649	$991,858
Segment sales	$960,164	$873,996	$3,990,275	$3,513,649
Gross profit margin	28.6%	29.3%	28.7%	28.2%
Incremental gross profit margin	21.1%		32.5%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

(dollars in thousands)
	Three Months Ended		Twelve Months Ended
		December 31		December 31
	2019	2018	2019	2018
Aggregates segment
Gross profit	$274,516	$256,374	$1,146,649	$991,858
Segment sales	$960,164	$873,996	$3,990,275	$3,513,649
Less: Freight & delivery revenues [1]	225,139	203,518	921,064	796,929
Segment sales excluding freight & delivery	$735,025	$670,478	$3,069,211	$2,716,720
Gross profit flow-through rate	37.3%	38.2%	37.4%	36.5%
Incremental gross profit flow-through rate	28.1%		43.9%

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources.  Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

(in thousands, except per ton data)
	Three Months Ended		Twelve Months Ended
		December 31		December 31
	2019	2018	2019	2018
Aggregates segment
Gross profit	$274,516	$256,374	$1,146,649	$991,858
Depreciation, depletion, accretion and amortization	77,787	73,221	305,046	281,641
Aggregates segment cash gross profit	$352,303	$329,595	$1,451,695	$1,273,499
Unit shipments - tons	51,620	49,716	215,465	201,375
Aggregates segment cash gross profit per ton	$6.82	$6.63	$6.74	$6.32

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

	(in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018
Net earnings	$141,092	$124,023	$617,662	$515,805
Income tax expense	23,434	29,645	135,198	105,449
Interest expense, net	30,835	32,857	129,000	137,423
Loss on discontinued operations, net of tax	1,504	256	4,841	2,036
EBIT	$196,865	$186,781	$886,701	$760,713
Depreciation, depletion, accretion and amortization	95,671	89,783	374,596	346,246
EBITDA	$292,536	$276,564	$1,261,297	$1,106,959
Gain on sale of businesses	(9,289)	0	(13,353)	(2,929)
Property donation	10,847	0	10,847	0
Business interruption claims recovery	0	0	0	(2,253)
Charges associated with divested operations	3,033	8,497	3,033	18,545
Business development [1]	1,345	0	1,748	5,202
Restructuring charges [2]	0	513	6,457	6,219
Adjusted EBITDA	$298,472	$285,574	$1,270,029	$1,131,743
Depreciation, depletion, accretion and amortization	(95,671)	(89,783)	(374,596)	(346,246)
Adjusted EBIT	$202,801	$195,791	$895,433	$785,497

1 Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.

2 Restructuring charges are included within other operating expenses. The 2019 charges relate to a managerial restructuring.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS from continuing operations to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018
Diluted EPS from continuing operations	$1.07	$0.93	$4.67	$3.87
Items included in Adjusted EBITDA above	0.01	0.06	0.03	0.14
Debt refinancing costs	0.00	0.00	0.00	0.04
Adjusted Diluted EPS	$1.08	$0.99	$4.70	$4.05

The following reconciliation to the mid-point of the range of 2020 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.  Reconciliation of this metric to its nearest GAAP measure is presented below:

2020 Projected EBITDA

(in millions)
Mid-point
Net earnings	$735
Income tax expense	190
Interest expense, net	125
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	385
Projected EBITDA	$1,435

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

We define Return on Invested Capital (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies.

Return on Invested Capital

	(in thousands)
	2019	2018
Adjusted EBITDA	$1,270,029	$1,131,743

Property, plant & equipment	4,281,342	4,095,448
Goodwill	3,165,685	3,150,290
Other intangible assets	1,084,113	1,095,218
Fixed and Intangible Assets	$8,531,140	$8,340,956

Current Assets	1,224,316	1,125,912
Less: Cash and cash equivalents	93,528	68,349
Less: Deferred tax	12,633	0
Adjusted Current Assets	1,118,155	1,057,563

Current Liabilities	599,319	626,188
Less: Current maturities of long-term debt	24	8,295
Less: Short-term borrowings	89,700	178,600
Adjusted Current Liabilities	509,595	439,293
Adjusted Net Working Capital	$608,560	$618,270

Average Invested Capital	$9,139,700	$8,959,226

Return on Invested Capital	13.9%	12.6%